UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2025

FIVE POINT HOLDINGS, LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38088	27-0599397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 FivePoint, 4th Floor, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 349-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On September 15, 2025, Five Point Holdings, LLC (the “Company”) issued a press release announcing that Five Point Operating Company, LP, through which the Company owns all of its assets and conducts all of its operations (the “Issuer”), and Five Point Capital Corp., a wholly owned subsidiary of the Issuer (collectively, the “Issuers”) had launched an offering of $450 million in aggregate principal amount of senior notes due 2030 (the “Notes Offering”). The net proceeds from the Notes Offering are intended to be used to fund the purchase price of the Tender Offer (as defined below). Additionally, on September 15, 2025, the Company issued a press release announcing that the Issuers had commenced a concurrent cash tender offer (the “Tender Offer”) for any and all of their outstanding approximately $523.5 million aggregate principal amount of 10.500% initial rate senior notes due 2028 (the “2028 Notes”).

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, the 2028 Notes, or any security, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Copies of the press releases are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated September 15, 2025 relating to the Issuers’ offering of senior notes.

99.2	Press release dated September 15, 2025 relating to the Issuers’ tender offer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIVE POINT HOLDINGS, LLC

Date: September 15, 2025	By:	/s/ Michael Alvarado
Michael Alvarado
Chief Operating Officer, Chief Legal Officer and Vice President